Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, and 2019 Equity Incentive Plan of Enliven Therapeutics, Inc. (formerly known as IMARA Inc.) of our report dated February 10, 2023, with respect to the consolidated financial statements of IMARA Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 1, 2023